Exhibit 99.1

PRESS RELEASE

Tranzyme Pharma’s DIGEST Trial Stopped for Futility After Interim Analysis of the Phase 2b Results

RESEARCH TRIANGLE PARK, NC (December 17, 2012) — Tranzyme Pharma (NASDAQ: TZYM), today announced it is discontinuing and immediately ending patient enrollment in  DIGEST, a Phase 2b trial in diabetic patients receiving TZP-102 for the management of symptoms of gastroparesis, due to insufficient efficacy. The decision followed a planned interim futility analysis, which examined patients’ responsiveness to thrice daily oral dosing of 10mg of TZP-102 or placebo at the end of weeks 4 and 8 of a 12 week trial. The results are consistent with the findings of a prior Phase 2b trial in that there was a very large placebo effect and no treatment effect.

About Tranzyme Pharma

Tranzyme Pharma is a biopharmaceutical company focused on discovering, developing and commercializing novel, mechanism-based therapeutics for the treatment of upper gastrointestinal (GI) motility disorders. While approximately 40 percent of people in the U.S. are affected by these persistent and recurring conditions which disrupt the normal movement of food throughout the GI tract, there are a limited number of safe and effective treatment options. By leveraging its proprietary drug discovery technology, MATCH™, Tranzyme is committed to pursuing first-in-class medicines to address areas of significant unmet medical needs.

Further information about Tranzyme Pharma can be found on the Company’s web site at www.tranzyme.com.

Corporate Inquiries:
Susan Sharpe
Director, Corporate Communications
(919) 328-1109
ssharpe@tranzyme.com

Investor Inquiries:
David Carey
Lazar Partners, Ltd.
(212) 867-1768
dcarey@lazarpartners.com